                                                                Exhibit 12.0

TRENWICK GROUP INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLARS IN THOUSANDS)

                                                         Year Ended December 31,
                                       -------------------------------------------------------
                                         1996       1995         1994       1993        1992
                                         ----       ----         -----      ----        ----
Net Income                             $33,848     $29,841     $20,282     $23,739     $18,539
Income Taxes                             9,980       8,572       2,753       4,220         925

SUBTOTAL                                43,828      38,413      23,035      27,959      19,464

FIXED CHAGRES:
Interest Expense                         6,503       6,496       6,469       6,454       1,688
Deferred Debt Issuance Costs               294         276         260         244          --
Office Space & Equipment Rental            323         309         316         251         240

Total Fixed Charges                      7,120       7,081       7,045       6,949       1,908

Earnings before Income Taxes
and Fixed Charges                      $50,948     $45,494     $30,080     $34,908     $21,372

Ratio of Earnings to Fixed Charges         7.2         6.4         4.3         5.0        11.2